UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 16, 2015

LAMPERD LESS LETHAL INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-84976
(Commission File Number)

98-0358040
(IRS Employer Identification No.)

1200 Michener Road, Sarnia, Ontario, Canada N7S 4B1
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (519) 344-4445

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act                           (17 CFR 240.14d -2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e -4(c))

Item 8.01. Other Events

A research collaboration between Lambton College’s Bluewater Technology Access Centre (BTAC) and Lamperd Less Lethal, Inc. has led to the successful development of “less lethal” munition for use in Lamperd’s 40 MM launcher. The new product was designed for training purposes and field applications such as crowd control and peace-keeping activities using less lethal means.

Throughout the project, which began in April 2015, BTAC developed a number of functional prototypes using the facilities in the Additive Manufacturing lab, in particular Selective Laser Sintering (SLS) of nylon. Testing was carried out at Lamperd’s facility in Sarnia. Once the final functional prototype performed to expectations, BTAC staff and students designed and produced a 3D printed prototype of a mold for mass production.

The expected benefits of this less lethal munition as compared to conventional metal based munition include a reduction of severity of training accidents, reduction of metal waste, use of non-toxic synthetic materials, and a reduction in production costs.

“Lamperd Less Lethal has developed an excellent working relationship with BTAC throughout this project,” says Barry Lamperd, CHM and CEO, Lamperd Less Lethal.  “Partnering with Lambton College has given us access to knowledge and technologies pooled from resources that are not readily available to small businesses. I feel the expertise of the students and staff contributed greatly to the successful completion of this project.”

“This new product development is a testament to the ongoing success of applied research collaborations between industry and institutions,” says Dr. Maike Luiken, Director, BTAC. “Lambton College’s research capacity has grown exponentially in recent years and BTAC is driving research initiatives and providing companies like Lamperd with access to technical expertise, support, and equipment right here in Sarnia-Lambton.”

Funding for BTAC and the Synthetic Shells and Projectiles Development Project is supported through the College and Community Innovation (CCI) Program, managed by the Natural Sciences and Engineering Research Council (NSERC).

Successful commercialization of this product is expected to lead to five additional jobs in Sarnia.

About BTAC:

Formed in 2013 by Lambton College in collaboration with five community partners, BTAC specializes in applied research, design and development in manufacturing to support local industries. BTAC is developing an expertise in additive manufacturing (3D printing), advanced materials and cad modeling. BTAC strives to provide innovation support to regional companies and organizations, primarily in the manufacturing sector. Funding is generously provided by NSERC. For more information on BTAC, please visit lambtoncollege.ca/btac.

Lamperd Less Lethal is currently manufacturing less lethal weapons and munitions, interlocking shields, camera inspection systems, police mobile defenders, soft products and pepper sprays. The company offers a variety of training options, programs, and products such as suits, masks and firearm training systems.

About NSERC:

NSERC aims to make Canada a country of discoverers and innovators for the benefit of all Canadians. The agency supports colleges and universities in advanced studies, and promotes and supports discovery research. The agency fosters innovation by encouraging Canadian companies to participate and invest in postsecondary research projects. For more information, please visit nserc-crsng.gc.ca.

This press release contains forward-looking statements relating to Lamperd Less Lethal, Inc. Lamperd Less Lethal, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

Safe Harbor for Forward-Looking Statements: This news release includes forward-looking statements. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are and will be set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

Lamperd Less Lethal
Barry Lamperd, President
(519) 344-4445

www.lllico.com

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAMPERD LESS LETHAL INC.

/s/ Barry Lamperd
Barry Lamperd
President

Date: January 11, 2016